UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM  8-K

CURRENT  REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported)	December 3, 2007

Microfield Group, Inc.
(Exact name of registrant as specified in its charter)

Oregon	000-26226	93-0935149
(State or other jurisdiction of incorporation)	Commission file number	(IRS Employer Identification No.)

111 SW Columbia, Suite 480, Portland, OR	97201
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(503) 419-3580

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On November 27, 2007, Microfield Group, Inc., an Oregon corporation (“Microfield”), entered into a definitive Acquisition Agreement (the “Agreement”) with CEI Acquisition, LLC, an Oregon limited liability company (“CEI Acquisition”), in which CEI Acquisition agreed to purchase all the outstanding capital stock of Microfield’s wholly owned subsidiary, Christenson Electric, Inc., an Oregon corporation (“CEI”).

The cash purchase price to be paid to Microfield by CEI Acquisition is One Million Six Hundred and Fifty Thousand Dollars ($1,650,000).  This amount will be increased or decreased based on any intercompany payable balances between Microfield and CEI existing at the time of closing.  The purchase price will be reduced by an amount equal to the value of any office equipment transferred to Microfield at closing.  CEI Acquisition will also assume $7,934,037 of debt pursuant to the terms of the Acquisition Agreement, subject to adjustment at closing.

Microfield’s Board of Directors retained Roth Capital Partners (“Roth”) as a financial advisor to provide Microfield with a fairness opinion regarding the sale of CEI, and, in accordance with the terms of the letter of intent dated October 22, 2007, to solicit other potential offers and proposals from third parties to purchase CEI for a period of thirty-five (35) days.  In its fairness opinion, Roth stated that the amount of consideration to be paid to Microfield pursuant to the Acquisition Agreement was fair to Microfield from a financial point of view.  Additionally, Roth did not receive any competing offers to purchase CEI during the 35-day shop period allowed for in the letter of intent.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(b) Exhibit.
2.1	Acquisition Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  December 3, 2007.

Microfield Group, Inc.

/s/ Rodney M. Boucher
Rodney M. Boucher, Chief Executive Officer